Exhibit 10.15

BioRestorative Therapies, Inc.

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

December 7, 2012

Vintage Holidays, L.L.C.

2212 Paget Circle

Naples, Florida 34112

Attention: Stuart Montgomery, Managing Member

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and Vintage Holidays, L.L.C. (the “Consultant”), as amended by the letters, dated July 1, 2011, September 1, 2011, January 1, 2012 and April 18, 2012, between the Company and the Consultant with respect thereto (the “Consulting Agreement”).

The parties hereby agree that the term of the Consulting Agreement is extended for a period of twelve (12) months until December 31, 2013 and that, during such additional twelve (12) month period, the Consultant shall be entitled to a fee of ten thousand dollars ($10,000) per month (an aggregate of $120,000) payable in advance on the first day of each month commencing on January 1, 2013 and through December 1, 2013. As additional compensation for the Services (as defined in the Consulting Agreement), concurrently with the execution of this letter, the Consultant is being granted a warrant for the purchase of three million (3,000,000) shares of the Company’s common stock, $.001 par value, which warrant shall be exercisable during the period commencing on December 31, 2013 and terminating on the fifth anniversary of the date hereof, at an exercise price of three cents ($.03) per share.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/
Mark Weinreb
Chief Executive Officer

Agreed:

VINTAGE HOLIDAYS, L.L.C.

By:	/s/
Stuart Montgomery
Managing Member